Exhibit 99.01
Eastman Announces Second Quarter 2024 Financial Results

KINGSPORT, Tenn., July 25, 2024 – Eastman Chemical Company (NYSE:EMN) announced its second quarter 2024 financial results.

•Delivered strong year-over-year sales volume/mix growth driven by Advanced Materials.
•Drove a 300-basis-point sequential margin improvement through volume/mix growth and operating leverage.
•Demonstrated continued commercial excellence by focusing on specialty product offerings and managing price-cost across the company.
•Continued to ramp up sales to our customers from the Kingsport methanolysis facility, while demonstrating higher operating rates and broadening the range of hard-to-recycle feedstocks.
•Delivered solid 1H24 operating cash flow and repurchased $100 million of shares in second quarter 2024.

(In millions, except per share amounts; unaudited)	2Q2024	2Q2023
Sales revenue	$2,363	$2,324
Earnings before interest and taxes ("EBIT")	337	323
Adjusted EBIT*	353	336
Earnings per diluted share	1.94	2.27
Adjusted earnings per diluted share*	2.15	1.99
Net cash used in operating activities	367	410

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“We delivered strong second-quarter results driven by topline growth and strong sequential margin improvement,” said Mark Costa, Board Chair and CEO. “We saw modest seasonal increases in our sales volume led by durables and automotive end markets. Underlying primary demand trends remained weak. Against this backdrop, the Eastman team remains focused on commercial and operational excellence. With customer inventory destocking largely complete and end-market demand stabilizing at lower levels, we will continue to focus on controllable items and leveraging our innovation-driven growth model to deliver growth above our underlying end markets. We also continue to advance our circular platform and demonstrate our leadership position in the circular economy. We continued to successfully serve our customers, demonstrated higher operating rates, and achieved an important milestone by introducing hard-to-recycle feedstocks into the Kingsport methanolysis facility, while we also worked through start-up issues.”

Corporate Results 2Q 2024 versus 2Q 2023

Sales revenue increased 2 percent primarily due to 6 percent higher sales volume/mix partially offset by 4 percent lower selling prices.

Higher sales volume/mix was driven by the end of customer inventory destocking across most end markets. This improvement was partially offset by weakness in the building and construction end market. Lower selling prices were due to lower raw material prices across all segments.

EBIT increased primarily due to higher sales volume/mix in Advanced Materials, partially offset by lower price-cost in Chemical Intermediates.

Segment Results 2Q 2024 versus 2Q 2023

Advanced Materials – Sales revenue increased 8 percent due to 12 percent higher sales volume/mix partially offset by 4 percent lower selling prices.

Higher sales volume/mix was the result of the end of customer inventory destocking especially in the durables and packaging end markets as well as premium interlayers product growth in the automotive end market. This growth was partially offset by lower selling prices.

EBIT increased due to higher sales volume/mix, partially offset by unfavorable price-cost.

Additives & Functional Products – Sales revenue decreased 4 percent due to 4 percent lower selling prices.

Lower selling prices were primarily due to lower raw material prices, including the impact of cost-pass-through contracts in care additives and functional amines. Sales volume/mix was unchanged as growth in coatings additives and care additives was offset by a decline in specialty fluids due to lower heat transfer fluid project fulfillments.

EBIT decreased due to lower heat transfer fluid project fulfillments.

Fibers – Sales revenue increased 2 percent due to 1 percent higher sales volume/mix and 1 percent higher selling prices.

Higher selling prices were driven by acetate tow price increases. Sales volume/mix increased primarily due to growth in the textiles product line.

EBIT increased due to favorable price-cost and higher sales volume/mix.

Chemical Intermediates – Sales revenue was flat due to 6 percent higher sales volume/mix, fully offset by 6 percent lower selling prices.

Higher sales volume/mix across the segment was driven by the end of customer inventory destocking. Higher sales volume/mix was offset by lower selling prices due to lower raw material and energy prices, particularly for acetyls and intermediates products.

EBIT decreased due to lower spreads more than offsetting higher sales volume/mix.

Cash Flow

In second quarter 2024, cash provided by operating activities was $367 million. The company returned $195 million to stockholders through share repurchases and dividends. See Table 5. Priorities for uses of available cash for 2024 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2024 Outlook

Commenting on the outlook for full-year 2024, Costa said, “We delivered solid results in the first half of the year despite a weak global economic environment. Through this year, we are benefiting from the end of destocking, as our volumes have reconnected to underlying demand. Consistent with our previous end-market expectations, we continue to see little evidence for end-market demand improvement in the second half of the year. In this context, we remain focused on leveraging our innovation-driven growth model to deliver growth above our end markets, especially in the circular economy. We also expect to benefit from continued pricing discipline, improved asset utilization, and disciplined cost management. We expect the benefit of earnings generated by our Kingsport methanolysis facility to be around a $50 million incremental EBITDA contribution. Taking these factors together, we expect 2024 EPS to be between $7.40 and $7.85 and for 2024 cash from operations to be approximately $1.4 billion. I remain confident in our ability to deliver earnings growth and strong cash flow going forward.”

The full-year 2024 projected adjusted diluted EPS and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) exclude any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS and EBITDA excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS or net earnings without unreasonable efforts.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 26, 2024, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:30 p.m. ET on July 25, 2024. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 696395. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, July 26, 2024, through 11:59 p.m. Eastern Time, Aug. 5, 2024, Toll Free at +1 (866) 813-9403, passcode 643135.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 25, 2024

For Eastman Chemical Company Second Quarter 2024 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2024	2023	2024	2023
Sales	$2,363	$2,324	$4,673	$4,736
Cost of sales (1)(2)	1,764	1,740	3,542	3,623
Gross profit	599	584	1,131	1,113
Selling, general and administrative expenses	180	185	371	376
Research and development expenses	60	60	119	122
Asset impairments and restructuring charges, net	—	—	11	22
Other components of post-employment (benefit) cost, net	(4)	(3)	(9)	(6)
Other (income) charges, net	26	19	39	30
Earnings before interest and taxes	337	323	600	569
Net interest expense	50	54	99	106
Earnings before income taxes	287	269	501	463
Provision for (benefit from) income taxes	56	(3)	105	57
Net earnings	231	272	396	406
Less: Net earnings attributable to noncontrolling interest	1	—	1	—
Net earnings attributable to Eastman	$230	$272	$395	$406

Basic earnings per share attributable to Eastman	$1.96	$2.28	$3.37	$3.41
Diluted earnings per share attributable to Eastman	$1.94	$2.27	$3.33	$3.39

Shares (in millions) outstanding at end of period	116.9	118.6	116.9	118.6
Shares (in millions) used for earnings per share calculation
Basic	117.3	118.8	117.4	118.9
Diluted	118.6	119.6	118.5	119.6
(1)First six months 2023 includes $8 million insurance proceeds, net of costs, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)First six months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Sales by Segment
Advanced Materials	$795	$739	$1,543	$1,481
Additives & Functional Products	718	747	1,422	1,524
Chemical Intermediates	515	514	1,038	1,103
Fibers	330	323	661	626
Total Sales by Segment	2,358	2,323	4,664	4,734
Other	5	1	9	2
Total Eastman Chemical Company	$2,363	$2,324	$4,673	$4,736

First Quarter
(Dollars in millions, unaudited)	2024
Sales by Segment
Advanced Materials	$748
Additives & Functional Products	704
Chemical Intermediates	523
Fibers	331
Total Sales by Segment	2,306
Other	4
Total Eastman Chemical Company	$2,310

Table 2B – Sales Revenue Change

	Second Quarter 2024 Compared to Second Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	8%	12%	(4)%	—%
Additives & Functional Products	(4)%	—%	(4)%	—%
Chemical Intermediates	—%	6%	(6)%	—%
Fibers	2%	1%	1%	—%
Total Eastman Chemical Company	2%	6%	(4)%	—%
	First Six Months 2024 Compared to First Six Months 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	4%	9%	(4)%	(1)%
Additives & Functional Products	(7)%	1%	(8)%	—%
Chemical Intermediates	(6)%	4%	(10)%	—%
Fibers	6%	3%	3%	—%
Total Eastman Chemical Company	(1)%	5%	(6)%	—%

	Second Quarter 2024 Compared to First Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	6%	7%	(1)%	—%
Additives & Functional Products	2%	2%	—%	—%
Chemical Intermediates	(2)%	(5)%	3%	—%
Fibers	—%	—%	—%	—%
Total Eastman Chemical Company	2%	2%	—%	—%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Sales by Customer Location
United States and Canada	$994	$1,000	$1,963	$2,065
Europe, Middle East, and Africa	650	635	1,309	1,344
Asia Pacific	590	557	1,154	1,078
Latin America	129	132	247	249
Total Eastman Chemical Company	$2,363	$2,324	$4,673	$4,736

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Advanced Materials
Earnings before interest and taxes	$131	$99	$235	$185
Additives & Functional Products
Earnings before interest and taxes	123	140	232	264
Chemical Intermediates
Earnings before interest and taxes	22	39	38	81
Fibers
Earnings before interest and taxes	122	106	239	171
Asset impairments and restructuring charges, net	—	—	—	6
Accelerated depreciation	—	—	—	23
Excluding non-core items	122	106	239	200
Other
Loss before interest and taxes	(61)	(61)	(144)	(132)
Asset impairments and restructuring charges, net (2)	—	—	11	16
Steam line incident (insurance proceeds) costs, net	—	—	—	(8)
Environmental and other costs (3)	16	13	16	13
Excluding non-core and unusual items	(45)	(48)	(117)	(111)

Total Eastman Chemical Company
Earnings before interest and taxes	337	323	600	569
Asset impairments and restructuring charges, net	—	—	11	22
Steam line incident (insurance proceeds) costs, net	—	—	—	(8)
Environmental and other costs	16	13	16	13
Accelerated depreciation	—	—	—	23
Total earnings before interest and taxes excluding non-core and unusual items	$353	$336	$627	$619

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$337	$323	$600	$569
Cost of sales	—	—	—	15
Asset impairments and restructuring charges, net	—	—	11	22
Other (income) charges, net	16	13	16	13
Total earnings before interest and taxes excluding non-core and unusual items	$353	$336	$627	$619
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2023 for description of second quarter and first six months 2023 non-core and unusual items.
(2)Severance charges as part of fourth quarter 2023 cost reduction initiatives.
(3)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2024
Advanced Materials
Earnings before interest and taxes	$104
Additives & Functional Products
Earnings before interest and taxes	109
Chemical Intermediates
Earnings before interest and taxes	16
Fibers
Earnings before interest and taxes	117
Other
Loss before interest and taxes	(83)
Asset impairments and restructuring charges, net	11
Excluding non-core and unusual items	(72)

Total Eastman Chemical Company
Earnings before interest and taxes	263
Asset impairments and restructuring charges, net	11
Total earnings before interest and taxes excluding non-core and unusual items	$274

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	263
Asset impairments and restructuring charges, net	11
Total earnings before interest and taxes excluding non-core and unusual items	$274

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2024 for description of first quarter 2024 non-core and unusual items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2024		2023		2024		2023
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$131	16.5%	$99	13.4%	$235	15.2%	$185	12.5%
Additives & Functional Products	123	17.1%	140	18.7%	232	16.3%	264	17.3%
Chemical Intermediates	22	4.3%	39	7.6%	38	3.7%	81	7.3%
Fibers	122	37.0%	106	32.8%	239	36.2%	200	31.9%
Total segment EBIT excluding non-core and unusual items	398	16.9%	384	16.5%	744	16.0%	730	15.4%
Other	(45)		(48)		(117)		(111)
Total EBIT excluding non-core and unusual items	$353	14.9%	$336	14.5%	$627	13.4%	$619	13.1%

	First Quarter
(Dollars in millions, unaudited)	2024
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$104	13.9%
Additives & Functional Products	109	15.5%
Chemical Intermediates	16	3.1%
Fibers	117	35.3%
Total segment EBIT excluding non-core and unusual items	346	15.0%
Other	(72)
Total EBIT excluding non-core and unusual items	$274	11.9%
(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$337	$287	$56	20%	$230	$1.94
Non-Core and Unusual Items: (1)
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(13)		13	0.11
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$353	$303	$46	16%	$256	$2.15

	Second Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$323	$269	$(3)	(1)%	$272	$2.27
Non-Core and Unusual Items: (1)
Environmental and other costs	13	13	4		9	0.08
Adjustments from tax law changes (3)	—	—	23		(23)	(0.19)
Interim adjustment to tax provision (2)	—	—	20		(20)	(0.17)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$336	$282	$44	16%	$238	$1.99

(1)See Table 3A for description of second quarter 2024 and 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2024 and 2023 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)Second quarter and first six months 2023 included a decrease to the provision due to state tax law changes that were enacted in second quarter 2023 that extend the carryforward period to utilize existing state credits. Additionally, an increase in first six months 2023 was recognized as a result of state guidance issued in first quarter 2023 related to the 2017 Tax Cuts and Jobs Act (the "Tax Reform Act").

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Six Months 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$600	$501	$105	21%	$395	$3.33
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	11	11	3		8	0.07
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(30)		30	0.26
Non-GAAP (Excluding non-core and unusual items)	$627	$528	$81	16%	$446	$3.76

	First Six Months 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$569	$463	$57	12%	$406	$3.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident costs (insurance proceeds), net	(8)	(8)	(2)		(6)	(0.05)
Environmental and other costs	13	13	4		9	0.08
Interim adjustment to tax provision (2)	—	—	14		(14)	(0.11)
Non-GAAP (Excluding non-core and unusual items)	$619	$513	$80	16%	$433	$3.62

(1)See Table 3A for description of first six month 2024 and 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2024 and 2023 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

	First Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$263	$214	$49	23%	$165	$1.39
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	11	11	3		8	0.07
Interim adjustment to tax provision (2)	—	—	(17)		17	0.15
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$274	$225	$35	16%	$190	$1.61
(1)See Table 3A for description of first quarter 2024 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2024 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
	2024	2023
Effective tax rate	21%	12%
Tax impact of current year non-core and unusual items (2)	1%	2%
Changes in tax contingencies and valuation allowances	(1)%	2%
Forecasted full year impact of expected tax events	(5)%	—%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent in both first six months 2024 and 2023.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2024	2023	2024	2023
Operating activities
Net earnings	$231	$272	$396	$406
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	126	119	253	260
Benefit from deferred income taxes	(20)	(86)	(37)	(93)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(33)	124	(138)	33
(Increase) decrease in inventories	(138)	(29)	(238)	(73)
Increase (decrease) in trade payables	40	(158)	89	(290)
Pension and other postretirement contributions (in excess of) less than expenses	(10)	(10)	(29)	(29)
Variable compensation payments (in excess of) less than expenses	58	65	(20)	49
Other items, net	113	113	75	145
Net cash provided by operating activities	367	410	351	408
Investing activities
Additions to properties and equipment	(115)	(239)	(300)	(413)
Proceeds from sale of businesses	—	—	—	16
Acquisition, net of cash acquired	—	(3)	—	(76)
Additions to capitalized software	(2)	(2)	(3)	(4)
Other items, net	(4)	(2)	3	(21)
Net cash used in investing activities	(121)	(246)	(300)	(498)
Financing activities
Net increase in commercial paper and other borrowings	—	603	—	277
Proceeds from borrowings	—	—	742	796
Repayment of borrowings	(43)	(808)	(541)	(808)
Dividends paid to stockholders	(95)	(94)	(190)	(188)
Treasury stock purchases	(100)	(50)	(100)	(50)
Other items, net	11	(4)	10	(23)
Net cash (used in) provided by financing activities	(227)	(353)	(79)	4
Effect of exchange rate changes on cash and cash equivalents	(4)	—	(6)	3
Net change in cash and cash equivalents	15	(189)	(34)	(83)
Cash and cash equivalents at beginning of period	499	599	548	493
Cash and cash equivalents at end of period	$514	$410	$514	$410

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2024	2023
Total borrowings	$5,033	$4,846
Less: Cash and cash equivalents	514	548
Net debt (1)	$4,519	$4,298

(1)Includes non-cash decrease of $17 million in 2024 and non-cash increase of $20 million in 2023 resulting from foreign currency exchange rates.